Exhibit F-1

                                            August 13, 1998

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  Application of PP&L Resources, Inc. on
               Form U-1 under the Public Utility Holding
               Company Act of 1935 (File No. 70-9165)

Ladies and Gentleman:

          I am Senior Counsel of PP&L, Inc., a direct subsidiary of PP&L Resources, Inc. (the "Company"), and, as such, am familiar with the Company's affairs, including the proposed transaction (as defined below). I am providing this opinion to the Securities and Exchange Commission (the "Commission") in connection with the filing with the Commission of the Application on Form U-1 (File No. 70-9165) (the "Application") of the Company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). The Application requests that the Commission issue an order authorizing the acquisition by the Company of all of the issued and outstanding shares of common stock and preferred stock of Penn Fuel Gas, Inc. ("Penn Fuel"), a Pennsylvania corporation and an exempt intrastate holding company under the Act (the "Transaction"). Penn Fuel is the parent holding company of PFG Gas, Inc., which provides regulated natural gas service in southern and eastern Pennsylvania and in a small portion of northern Maryland, and of North Penn Gas Company, which provides regulated natural gas service in northwestern and north central Pennsylvania.

          In connection with this opinion, I have examined such corporate records, certificates, and other documents as I have considered relevant and necessary as a basis for the opinions expressed in this letter.

          The opinions expressed below with respect to the Transaction are subject to and rely upon the following assumptions and conditions:

          a. The Transaction shall have been duly authorized and approved, to the extent required by the governing corporate documents and applicable state laws, by the shareholders of the Company and Penn Fuel.

          b. All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transaction shall have been obtained or made, as the case may be, and shall have become final and unconditional in all respects and shall remain in effect (including the approval and authorization of the Commission under the Act) and the Transaction shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

          c. The Commission shall have duly entered an appropriate order or orders with respect to the Transaction granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

          d. The Registration Statement of the Company on Form S-4, as amended to date (File No. 33-33565), filed with the Commission in connection with the Transaction on August 13, 1997, amended on September 4, 1997, and declared effective by the Commission on September 5, 1997, shall remain effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto.

          e. All corporate formalities required by the laws of the Commonwealth of Pennsylvania for the consummation of the Transaction shall have been taken; and the Transaction shall have become effective in accordance with the laws of the Commonwealth of Pennsylvania.

          f. The parties shall have obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

          g. The representations and warranties of Penn Fuel concerning the corporate organization and existence of Penn Fuel set forth in the Agreement and Plan of Merger By and Among PP&L Resources, Inc., Keystone Merger Corp. and Penn Fuel Gas, Inc. dated June 26, 1997 ("Agreement and Plan of Merger") are true and correct as of the date hereof and Penn Fuel has complied with all applicable covenants and conditions set forth in the Agreement and Plan of Merger.

          Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that:

          1. All laws of the Commonwealth of Pennsylvania applicable to the Transaction as described in the Application will have been complied with.

          2. The Company and Penn Fuel are each a corporation validly organized and duly existing under the laws of the Commonwealth of Pennsylvania.

          3. The shares of Company common stock to be issued in conjunction with the Transaction will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Articles of Incorporation of the Company.

          4. The shares of Penn Fuel common and preferred stock to be acquired by the Company in the Transaction may be legally acquired by the Company.

          5. The consummation of the Transaction will not violate the legal rights of the holders of any securities issued by the Company, or any associate company thereof.

          This opinion is being delivered solely for the benefit of the person to whom it is addressed; accordingly, it may not be utilized by any other person or for any other purpose without my prior written consent. I hereby consent to the use of this opinion as an exhibit to the Application.

                                   Very truly yours,



                                   /s/ Michael A. McGrail
                                   ----------------------
                                   Michael A. McGrail